Exhibit 10(v)

AGREEMENT

This AGREEMENT, dated as of March 2, 2006 (the “Agreement”), is by and among Wendy’s International, Inc., an Ohio corporation (the “Company”), and the entities listed on Schedule A hereto (collectively, the “Investors”).

WHEREAS, the Investors are the beneficial owners of shares of common stock, $0.10 stated value, of the Company (the “Common Stock”) as specified in Section 1.2 of this Agreement;

WHEREAS, the Company has agreed that concurrently with the execution of this Agreement, the Board of Directors of the Company (the “Board”) will (1) increase the size of the Board from twelve (12) to fifteen (15) members and (2) appoint as directors to fill the three newly created vacancies Peter H. Rothschild, Stuart I. Oran and Jerry W. Levin (the “Investor Nominees”), with terms expiring in 2006, 2007 and 2008, respectively;

WHEREAS, the Company has agreed that at the Company’s 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”), the Board will nominate for election as a member of the Board, and recommend that the stockholders of the Company vote to elect as a director of the Company, the slate of directors (the “Incumbent Slate”) recommended for election by the current Board and Mr. Peter H. Rothschild;

WHEREAS, the Investors have agreed to refrain from submitting any stockholder proposal or director nominations at the 2006 Annual Meeting or at any other meetings of shareholders which may be held prior to the end of the Standstill Period (as defined below) and to vote for the election of the Company’s nominees for directors at any such election occurring prior to the end of the Standstill Period; and

WHEREAS, the Company has determined that the business prospects of both the Company and Tim Hortons Inc. (“Tim Hortons”) would be improved by separating them, so that the management of each company can focus more efficiently on the development, separate identity, growth potential, and optimum positioning for expansion of its business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.

REPRESENTATIONS

1.1 Authority; Binding Agreement.

(a) The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended, or the New Regulations of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b) Each of the Investors represents and warrants, severally and not jointly, that this Agreement and the performance by such Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Investor, as amended, or any provision of any agreement or other instrument to which such Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

1.2 Share Ownership. The Investors hereby represent and warrant that, as of the date hereof, they and their Affiliates (as such term is hereinafter defined) are, collectively, the “beneficial owners” (as such term is hereinafter defined) of such number of shares of Common Stock (the “Shares”) as are set forth in Amendment No. 1 to the Schedule 13D filed by the Investors with the Securities and Exchange Commission (the “SEC”) on January 18, 2006.

1.3 Defined Terms.

For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but, with respect to the Investors, shall not include any fund, account or entity as to which Deerfield Capital Management, LLC provides investment advice or management services (provided that none of the Investors participates in or encourages any investment in capital stock of the Company by any such fund, account or entity).

(b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(c) The “Standstill Period” means the period from the date of this Agreement through the earlier of (x) June 30, 2007 and (y) such date, if any, as the Company shall have breached any of its commitments or obligations set forth in Section 2.1 (excluding Section 2.1(i)) or Section 2.6 hereof, or materially breached any of its other commitments or obligations hereunder (in each case as determined in accordance with Section 3.1(c) of this Agreement); provided, that (1) the Investors may terminate the Standstill Period at any time by written notice to the Company if (a) the Company has undertaken, announced or entered into any agreement to effect an Extraordinary Matter (as hereinafter defined) or (b) after any person or group of persons makes a bona fide tender offer or exchange offer for a majority of the issued and outstanding stock of the Company, (2) the Investors may terminate the Standstill Period if the Tim Hortons Spin (as hereinafter defined) has not occurred as of December 31, 2006, or if the Company has publicly disclosed that the Tim Hortons Spin will not occur by such date and (3) the Investors may terminate the Standstill Period at any time after December 31, 2006 if, following the 2006 Annual Meeting, as a result of the application of Section 3.5 hereof, there are not at least two Investor Nominees (or their successors as appointed pursuant to Section 2.1(h) hereof) who are members of the Board (including by reason of their reappointment to the Board after the application of Section 3.5, provided that such reappointment is effective by the earlier of (x) thirty (30) days following such Annual Meeting and (y) the conclusion of the first regularly scheduled meeting of the Board following such Annual Meeting).

(d) “Extraordinary Matter” means (A) any amendment to the Articles of Incorporation or Code of Regulations of the Company, (B) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, sale of all or substantially all of the assets of the Company, (C) any material acquisition or joint venture, and (D) any issuance by the Company of capital stock (other than pursuant to existing stock-based plans of the Company) in an amount in excess of 5 percent of the then currently outstanding shares of Common Stock.

II.

COVENANTS

2.1 Directors.

(a) Current Appointments. As promptly as practicable following the date of this Agreement the Company shall, effective not later than March 6, 2006, (a) increase the size of the Board from twelve (12) to fifteen (15) directors and (b) appoint (x) Peter H. Rothschild as a director of the Company whose term shall expire at the Company’s 2006 Annual Meeting, (y) Stuart I. Oran as a director of the Company whose term shall expire at the Company’s 2007 Annual Meeting of Shareholders and (z) Jerry W. Levin as a director of the Company whose term shall expire at the Company’s 2008 Annual Meeting of Shareholders.

(b) 2006 Annual Meeting. The Company agrees to use reasonable best efforts to hold the 2006 Annual Meeting no later than April 27, 2006.

(c) Appointment of New Directors. The Company agrees that at the 2006 Annual Meeting, the Board will:

(1) nominate Peter H. Rothschild (together with the Incumbent Slate) as a director of the Company whose term shall expire at the Company’s 2009 Annual Meeting of Shareholders; and

(2) cause all proxies received by the Company to be voted in the manner specified by such proxies.

(d) The Company shall use all reasonable best efforts to ensure that the full Incumbent Slate and Peter H. Rothschild are elected at the 2006 Annual Meeting. The Company agrees to nominate and to use reasonable best efforts to elect Stuart I. Oran (or his successor pursuant to Section 2.1(h)) for re-election at the Company’s 2007 Annual Meeting of Shareholders provided that the Standstill Period has not terminated prior to the date of such meeting.

(e) Following their respective appointments or elections as members of the Board, the Board shall appoint one of Messrs. Jerry W. Levin and Peter H. Rothschild as a member of each of the Compensation Committee of the Board and the Nominating Committee of the Board. In addition, one Investor Nominee shall be offered the opportunity to serve on each other committee of the Board.

(f) The Company has adopted a notice procedure requiring that any shareholder nominations of director candidates other than the Incumbent Slate be made no later than March 17, 2006 in order to be considered timely and appropriate for consideration by the shareholders at the 2006 Annual Meeting. The Company agrees that neither such notice deadline or any other notice deadline that it may impose after the date hereof (whether included in the Company’s Articles of Incorporation, New Regulations, By-Laws or other constituent documents) shall apply with respect to any nominations by the Investors with respect to the 2006 Annual Meeting or the 2007 Annual Meeting of the Shareholders of the Company, should the Standstill Period terminate prior to said meeting.

(g) Role of Investor Nominees. Each of the Investor Nominees, upon election to the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(h) Replacement Nominees. If, at any time during the Standstill Period any of the Investor Nominees is unwilling or unable to serve as a nominee or director of the Company, as the case may be, the Investors and the Nominating Committee will agree on a replacement nominee or director, as the case may be, that is selected by the Investors and reasonably acceptable to the Nominating Committee.

(i) Proxy Solicitation Materials. The Company and the Board agree that the Company’s Proxy Statement for the 2006 Annual Meeting and all other solicitation materials to be delivered to stockholders in connection with the 2006 Annual Meeting shall be prepared in accordance with, and in furtherance of, this Agreement. The Company will provide the Investors with copies of any proxy materials or other solicitation materials at least two business days, in the case of proxy statements, and at least one business days, in the case of other solicitation materials, in advance of filing such materials with the SEC or disseminating the same in order to permit the Investors a reasonable opportunity to review and comment on such materials. The Investors will provide, as promptly as reasonably practicable, all information relating to the Investor Nominees (and other information, if any) to the extent required under applicable law to be included in the Company’s Proxy Statement and any other solicitation materials to be delivered to stockholders in connection with the 2006 Annual Meeting. The proxy statement for the 2006 Annual Meeting shall contain the same type of information concerning the Investor Nominees as provided for the incumbent director nominees.

(j) Other Matters. The Company agrees that at the 2006 Annual Meeting, no matters will be presented by the Board for a vote of shareholders of the Company other than the election of directors (as specified herein), the ratification of the Company’s registered public accounting firm and up to four shareholder proposals (the “Pending 14a-8 Proposals”) which have been received by the Company pursuant to Rule 14a-8 (including any negotiated changes thereto).

2.2 Voting/Standstill Provisions.

(a) 2006 Annual Meeting. During the Standstill Period, the Investors, together with their respective Affiliates, will not submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise), or any notice of nomination or other business for consideration, and will not nominate or oppose the Incumbent Slate and Peter H. Rothschild for election at the 2006 Annual Meeting. The Investors will cause all shares of Common Stock beneficially owned by them and their respective Affiliates as to the which such Investors have the right to vote, as of the record date for the 2006 Annual Meeting, to be present for quorum purposes and to be voted, at the 2006 Annual Meeting or at any adjournments or postponements thereof, in favor of the Incumbent Slate and Peter H. Rothschild and against any shareholder nominations which are not approved by the Board, and against any proposals that are not approved by the Board, the adoption of which would affect the composition of the Board; provided, however, that the Investors shall be free to vote on the Pending 14a-8 Proposals as they deem appropriate.

(b) Other Meetings. During the Standstill Period, the Investors, together with their respective Affiliates will continue to refrain from submitting any stockholder proposals (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise), or presenting any notice of nominations or other business for consideration, and will not nominate or oppose the Company’s incumbent slate of directors nominated for election at any other meetings of shareholders of the Company (which shall include Stuart I. Oran at the 2007 Annual Meeting of Shareholders) and will cause all shares of Common Stock beneficially owned by them, and their respective

Affiliates as to which such Investors have the right to vote as of the record date for any such meeting, to be present for quorum purposes and to be voted, at any such meeting or at any adjournments or postponements thereof, in favor of any or all directors nominated by the Board for election at any such meeting and against any shareholder nominations which are not approved by the Board, and against any proposals that are not approved by the Board, the adoption of which would affect the composition of the Board.

2.3 Limit on Stock Ownership.

(a) Each of the Investors covenants and agrees that during such time as the Agreement, dated as of November 4, 2005 by and among Sandell Asset Management Corp and Trian Fund Management, L.P. (the “Trian-Sandell Agreement”) is in effect, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, without the prior written consent of the Company, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of, any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case immediately after the taking of such action the Investors, together with their respective Affiliates, would, in the aggregate, beneficially own more than 10% of the then outstanding shares of Common Stock.

(b) The Trian Parties (as defined on Schedule 1 hereto) covenant and agree that following the termination of the Trian-Sandell Agreement, until the expiration of the Standstill Period, neither the Trian Parties nor any of their respective Affiliates will, without the prior written consent of the Company, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of, any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case immediately after the taking of such action the Trian Parties together with their respective Affiliates would, in the aggregate, beneficially own more than 7.49% of the then outstanding shares of Common Stock.

(c) The Sandell Parties (as defined on Schedule 1 hereto) covenant and agree that following the termination of the Trian-Sandell Agreement, until the expiration of the Standstill Period, neither the Sandell Parties nor any of their respective Affiliates will, without the prior written consent of the Company, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of, any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case immediately after the taking of such action the Sandell Parties together with their respective Affiliates would, in the aggregate, beneficially own more than 7.49% of the then outstanding shares of Common Stock.

2.4 Other Actions by the Investors.

Each of the Investors agrees that, during the Standstill Period, neither it nor any of its Affiliates will, without the written consent of the Company, directly or indirectly:

(a) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other Investors or one or more Affiliates of an Investor with respect to the Shares and any other shares of Common Stock acquired in compliance with Section 2.3 or pursuant to this Agreement or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(b) solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) other than solicitations or acting as a “participant” in support of all of the Company’s nominees (including the Investor Nominees) contemplated by Section 2.2(a) or 2.2(b) at the 2006 Annual Meeting or the 2007 Annual Meeting of Shareholders of the Company, respectively;

(c) seek to call, or to request the call of, a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(d) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material assets or businesses, of the Company or any of its subsidiaries, except pursuant to the limits specified in Section 2.3, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(e) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Sections 2.2 or 2.3 or the foregoing provisions of this Section 2.4, or otherwise seek (in any manner that would require public disclosure by any of the Investors or their Affiliates) to obtain any waiver, or consent under, or any amendment of, any provision of this Agreement.

Notwithstanding the foregoing, nothing in this Section 2.4 shall be deemed to in any way restrict or limit the Investors’ ability to (a) discuss any matter confidentially with the Company, the Board or any of its members, (b) take any action required by applicable law (whether or not otherwise restricted by this Section 2.4), (c) take any action to enforce their rights under clause (y) of Section 1.3(c) or Section 3.1(c) of this Agreement or (d) communicate, on a confidential basis, with attorneys, accountants or other advisors.

2.5 Additional Undertakings by the Investors.

The Investors have informed the Company that as of the date of this Agreement they have no actual knowledge that any other shareholders of the Company have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree during the Standstill Period to refrain from taking actions which are intended by the Investors to encourage other shareholders to engage in such actions referred to in the previous sentence.

2.6 Additional Undertakings by the Company.

The Company commits that it will use reasonable best efforts to:

(1) complete the tax-free spin-off of Tim Hortons to the Company’s shareholders (the “Tim Hortons Spin”) as promptly as the Board determines to be practicable and in any event no later than December 31, 2006, subject to the receipt of a private letter ruling from the Internal Revenue Service or an opinion of counsel (which opinion or ruling the Company shall use reasonable best efforts to obtain as promptly as practicable) that such distribution or exchange (or other similar transaction) would be tax-free to the Company and its shareholders;

(2) beginning promptly after the execution of this Agreement, actively explore strategic alternatives with respect to the Baja Fresh;

(3) consistent with the Company’s previously announced “3-Year Combo Plan,” intensify its focus on corporate cost reduction programs to reduce overhead and restaurant operating costs and improve operating profit margins at the Company; and

(4) explore the best practicable means of deploying excess capital resulting from the initial public offering of Tim Hortons, including through cash dividends and/or stock buybacks, and the appropriate timing thereof.

2.7 Publicity.

(a) Promptly after the execution of this Agreement, the Company will issue a press release in the form attached hereto as Schedule B.

(b) During the Standstill Period, neither the Company nor any of the Investors, nor any of their respective Affiliates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any of such party’s respective past, present or future general partners, directors, officers or employees as individuals (recognizing that each party will be free to (i) comment in good faith regarding the business of the other party, provided any such comment shall not otherwise violate the terms of this Agreement, and (ii) after consultation with counsel, make any disclosure that it determines in good faith is required to be made under applicable law).

III.

OTHER PROVISIONS

3.1 Remedies.

(a) Subject to Section 3.1(c), each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Subject to Section 3.1(c), each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

(c) Notwithstanding Sections 3.1(a) and 3.1(b) above, each of the parties agrees that in the event that there is a dispute as to whether the standard for terminating the Standstill Period has been met as specified in clause (y) of Section 1.3(c) hereof, that dispute (a “Specified Dispute”) will be resolved through an arbitration proceeding in accordance with the following provisions of this Section 3.1(c). In connection therewith, each party agrees that, until such Specified Dispute is resolved, the Standstill Period, and the provisions hereof relating thereto, shall continue to be in effect, and any party may seek a preliminary injunction, temporary restraining order or other provisional remedy in a court specified in Section 3.1(b) above.

(i) The parties agree that they will mutually agree upon one person to serve as an arbitrator for purposes of this Section 3.1(c) within ten (10) business days of the date hereof (the “Specified Arbitrator”). In the event that the parties are unable to reach agreement on the Specified Arbitrator within such time period, within five (5) business days of the end of such ten business day period each party shall designate, in its sole discretion and in writing one (1) arbitrator and the two arbitrators thus selected shall in turn jointly specify, within five (5) business days of their designation and in accordance with the procedure established by the American Arbitration Association, a third arbitrator, which arbitrator shall, alone, act as the Specified Arbitrator hereunder. If such two arbitrators fail to appoint a third arbitrator within the time period specified in the preceding sentence, then any party hereto may request the American Arbitration Association to appoint an arbitrator to act as the Specified Arbitrator, and the other parties shall cooperate therewith. The Specified Arbitrator shall be a professional experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party hereto or any Affiliate of any party to this Agreement and shall not have received any compensation, directly or indirectly, from any party hereto or any Affiliate of any party to this Agreement during the two (2) year period preceding the date hereof. In the event that the Specified Arbitrator becomes unwilling or unable to serve as such, then such Specified Arbitrator shall select a replacement as promptly as practicable, and such replacement shall be deemed to be the Specified Arbitrator hereunder. If the Specified Arbitrator does not select a replacement within ten (10) business days, then a replacement shall be selected pursuant to the first three sentences of this Section 3.1(c)(i), which arbitrator shall, alone, act as the Specified Arbitrator hereunder.

(ii) The party initiating the dispute shall notify the other party (the “Receiving Party”) and the Specified Arbitrator in writing of the matter or matters in dispute (such notification in writing shall hereinafter be referred to as the “Arbitration Notice”).

(iii) The arbitration shall be governed by the commercial arbitration rules of the American Arbitration Association with limited discovery in the discretion of the Specified Arbitrator; provided, however, that the Specified Arbitrator shall have sole discretion with regard to the admissibility of evidence. Ohio law shall otherwise govern in all arbitration proceedings.

(iv) The parties shall use their reasonable best efforts to cause the hearings before the Specified Arbitrator, including all discovery related thereto, to be completed within fifteen (15) business days of the date of the filing of the Arbitration Notice. The parties shall use their reasonable best efforts to cause the Specified Arbitrator to use his or her reasonable best efforts to rule on each disputed issue within five (5) calendar days after the completion of the hearings. If the Specified Arbitrator has not resolved any Specified Dispute as of forty-five (45) days before any Annual Meeting of Shareholders of the Company, the Company shall take such steps as are necessary to postpone such Annual Meeting so as to ensure that such Annual Meeting takes place no less than forty-five (45) days after the Specified Arbitrator resolves such Specified Dispute. If, as a result of this provision, the 2007 Annual Meeting of Shareholders of the Company takes place after June 30, 2007, the Standstill Period shall automatically be extended until the completion of such Annual Meeting, unless otherwise terminated pursuant to Section 1.3(c) hereof.

(v) The determination of the Specified Arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto and shall not be appealable. All rulings of the Specified Arbitrator shall be in writing (but need not be supported by reasons) and shall be delivered to the parties hereto. Each of the Investors, on one hand, and the Company, on the other, shall pay one-half of the fees and expenses of the Specified Arbitrator. Any arbitration award may be entered in and enforced by any court specified in Section 3.1(b) and the parties hereby consent and commit themselves to the jurisdiction of such courts for purposes of the enforcement of any arbitration award. The procedures set forth in this section shall be the sole and exclusive procedures for the resolution of a Specified Dispute.

3.2 Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

3.3 Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Wendy’s International, Inc.

P.O. Box 256,

Dublin, Ohio 43017-0256

Facsimile: (614) 764-3100

Attention: Corporate Secretary

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Craig Wasserman

if to the Investors:

Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, New York 10017

Facsimile: (212) 451-3216

Attention: General Counsel

and

Sandell Asset Management Corp.

40 West 57th Street

New York, New York 10019

Facsimile: (212) 603-5710

Attention: Thomas E. Sandell

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza, Suite 4300

New York, New York 10006

Facsimile: (212) 225-3999

Attention: Victor I. Lewkow

3.4 Governing Law. Subject to Section 3.1(c) of this Agreement, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to any conflict of laws provisions thereof.

3.5 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement. Promptly following the 2006 Annual Meeting, for each member of the Incumbent Slate that is not elected as a director at such Annual Meeting, upon request of the

Company, the Investors shall cause one Investor Nominee to, and such Investor Nominee shall, resign as a director of the Company so as to create a vacancy on the Board that can be filled by the Board, and the Investor Nominees have agreed with the Investors to so resign under such circumstances.

3.6 No Intent to Acquire Control. The Company acknowledges that for purposes of 1707.04.3 of the Ohio Revised Code, the Investors and their respective Affiliates have not taken any actions to date, including through the execution and performance of this Agreement, that evidences an intent, either alone or in concert with other another person, to exercise control over the Company.

3.7 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement other than Section 2.1(c) hereof, which is intended to be for the benefit of the Investor Nominees, and may be enforced by such Investor Nominees.

3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

WENDY’S INTERNATIONAL, INC.

By:	/s/ John T. Schuessler
Name:	John T. Schuessler
Title:	Chairman of the Board and
Chief Executive Officer

INVESTORS

TRIAN PARTNERS GP, L.P.

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS GENERAL PARTNER, LLC

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS. L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN FUND MANAGEMENT, L.P.

By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ Peter W. May
Name:	Peter W. May
Title:	Member

NELSON PELTZ

/s/ Nelson Peltz

PETER W. MAY

/s/ Peter W. May

EDWARD P. GARDEN

/s/ Edward P. Garden

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., its investment manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., its investment manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., its investment manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

THOMAS E. SANDELL

/s/ Thomas E. Sandell

Schedule A

The “Trian Parties”:

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

The “Sandell Parties”:

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

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Schedule B

Wendy’s International, Inc. reaches agreement with Trian Partners and Sandell Asset Management

DUBLIN, Ohio (March 2, 2006) – Wendy’s International, Inc. (NYSE: WEN) and Trian Fund Management, L.P. on behalf of investment funds and accounts managed by it (“Trian Partners”) announced today that they have reached an agreement, by which Wendy’s will expand its board of directors from 12 to 15 members and add three new directors nominated by Trian Partners: Jerry W. Levin, Peter H. Rothschild and Stuart I. Oran.

The three new directors will join the Board on March 6, 2006, and will be spread evenly across Wendy’s three classes.

“We welcome these new directors to our board and look forward to working with them to enhance long-term shareholder value,” said Chairman and Chief Executive Officer Jack Schuessler.

The expanded board reflects an agreement between the Company and Trian Partners, as well as Sandell Asset Management Corp. and investment funds and accounts managed by it, under which they have agreed to vote their shares in favor of the Company’s director nominees at Wendy’s April 27, 2006, annual meeting. Trian and Sandell also made certain other commitments.

In addition, Wendy’s Board of Directors said that it plans the following actions to increase Wendy’s shareholder value:

•	Complete the initial public offering of Tim Hortons®, and spin off its remaining shares no later than December 31, 2006.

•	Following the initial public offering of Tim Hortons, examine ways to return excess cash to shareholders, including share repurchases or dividends, and the appropriate timing thereof.

•	Consistent with Wendy’s recently announced “3-Year Combo Plan,” continue to focus on improving operating profit margins at Wendy’s.

•	Explore strategic alternatives for its Baja Fresh business.

“We are focused on growing revenues and improving profitability at the core Wendy’s brand,” said Schuessler. “We have an outstanding track record of leadership and innovation in the quick service restaurant sector and look forward to regaining that position,” said Schuessler.

“We are excited that the new directors will work with the board to further enhance shareholder value at Wendy’s,” said Nelson Peltz of Trian Partners. “We are now highly supportive of Wendy’s management team and their initiatives, and we believe that these new board members will contribute to Wendy’s plan to improve its profitability.”

Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. From 1998 to 2005, he was Chairman and CEO of American Household, Inc. (formerly named Sunbeam Corporation). He was previously Chairman and CEO of Revlon, Inc. and held senior executive positions with The Pillsbury Company. While at Pillsbury, he was CEO of several operating units, including Haagen-Dazs and the firm’s restaurant group comprised of Burger King, Steak & Ale, Bennigan’s, Chart House and Godfather’s Pizza. Levin graduated from the University of Michigan with B.S.E. degrees in Electrical Engineering and Applied Mathematics and received an MBA from the University of Chicago.

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Rothschild has been involved with investment and merchant banking for more than 25 years. He has been Managing Member of Daroth Capital LLC, which is involved in investing and advising clients on financings, mergers and acquisitions, and restructurings since its founding in 2001. Rothschild was formerly Managing Director and Co-Head of the Leveraged Finance and Industrial Finance groups at Wasserstein Perella. He was also Senior Managing Director and Head of the Natural Resources Group at Bear Stearns & Co. Inc. and served as Managing Director and Head of the Industrial Group at Drexel Burnham Lambert. Rothschild is currently a member of the board of directors of Deerfield Triarc Capital Corp. He graduated from Tufts University with a B.S. in Mechanical Engineering and an MBA from the Harvard Business School.

Oran is the Managing Member of Roxbury Capital Group LLC, a merchant banking firm he founded in 2002, which is engaged in advisory and private equity investment activities relating to acquisitions, capital formation, corporate restructurings and oversight of portfolio companies. From 1994 to 2002, he held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President-Corporate Affairs, Senior Vice President-International, and President and CEO of Avolar. Previously, Oran was a partner at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP. He is a graduate of Cornell University and the University of Chicago Law School.

Tim Hortons IPO statement

A registration statement relating to Tim Hortons Inc. securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Safe Harbor statement

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. Factors set forth in our Safe Harbor under the Private Securities Litigation Reform Act of 1995, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. Please review the Company’s Safe Harbor statement at http://www.wendys-invest.com/safeharbor.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,900 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh® Mexican Grill. The Company also has investments in two additional quality brands – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

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Cafe Express is a trademark of Cafe Express, LLC

Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACTS:

John Barker: (614) 764-3044 or john_barker@wendys.com

David Poplar (614) 764-3547 or david_poplar@wendys.com

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